Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-164928 on Form S-8 and registration statements No. 333-164926, 333-174742, 333-175002 and 333-175559 on Form S-3 of Kennedy-Wilson Holdings, Inc. of our reports dated March 13, 2012, with respect to the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive (loss) income, equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.
Our report indicates that the December 31, 2009 financial statements of KW Residential, LLC were audited by other auditors and our opinion, insofar as it related to the amounts included in the 2009 consolidated financial statements of Kennedy-Wilson Holdings, Inc. for KW Residential, LLC, is based solely on the report of the other auditors.

/s/ KPMG LLP
Los Angeles, California
March 13, 2012